HENRY BROS. ELECTRONICS, INC. AND SUBSIDIARIES

EXHIBIT 99

AUDIT COMMITTEE REPORT

The Audit Committee is appointed by the Board to assist the Board in monitoring:

•	the integrity of the financial statements of Henry Bros. Electronics, Inc.,
•	the independent auditor’s qualifications and independence,
•	the performance of the independent auditors of Henry Bros. Electronics, Inc., and
•	the compliance by Henry Bros. Electronics, Inc. with legal and regulatory requirements.

We meet with management periodically to consider the adequacy of the internal controls of Henry Bros. Electronics, Inc. and the objectivity of its financial reporting. We discuss these matters with the independent auditors of Henry Bros. Electronics, Inc. and with appropriate Company financial personnel.

We regularly meet privately with the independent auditors who have unrestricted access to the committee.

We select, evaluate and, where appropriate, replace the independent auditor, and review periodically their performance, fees and independence from management.

Each of the Directors who serves on the committee is “independent” for purposes of the NASDAQ listing standards. That is, the Board of Directors has determined that none of Messrs. Sands, Power and Rockwell has a relationship with Henry Bros. Electronics, Inc. that may interfere with his independence from Henry Bros. Electronics, Inc. and its management.

The Board has adopted a written charter setting out the audit related functions the committee is to perform. The Board reviews the charter on an ongoing basis to assure that the functions and duties of the Audit Committee will continue to conform to such applicable SEC and stock exchange regulations as they may be amended or modified in the future. The charter is available to shareholders on our website, www.hbe-inc.com.

Management has primary responsibility for the Company’s financial statements and the overall reporting process, including the Company’s system of internal controls. The independent auditors audit the annual financial statements prepared by management, express an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States and discuss with us any issues they believe should be raised with us. We monitor these processes, relying without independent verification on the information provided to us and on the representations made by management and the independent auditors.

HENRY BROS. ELECTRONICS, INC. AND SUBSIDIARIES

This year, we reviewed Henry Bros. Electronics, Inc.’s audited financial statements as of and for the year ended December 31, 2008, and met with both management and Amper, Politziner & Mattia, LLP, Henry Bros. Electronics, Inc.’s independent auditors, to discuss those financial statements. Management has represented to us that the financial statements were prepared in accordance with accounting principles generally accepted in the United States.

We have received from Amper, Politziner and Mattia, LLP and discussed with them the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm’s independence from the Company. We also discussed with Amper, Politziner and Mattia, LLP any matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Based on these reviews and discussions, we recommended to the Board that the Company’s audited financial statements be included in Henry Bros. Electronics, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008.

 AUDIT COMMITTEE:
David Sands (Chair)
James W. Power
Richard D. Rockwell